EXHIBIT 99.1

CONTACT:	ICR, Inc. Rachel Schacter/Allison Malkin 203-682-8200

FINAL FOR RELEASE

MOVADO GROUP, INC. ANNOUNCES SECOND QUARTER RESULTS

~ Second Quarter Net Sales Increase 17.2% ~

~ Second Quarter Operating Income Increases to $17.0 million ~

~ Second Quarter Diluted EPS of $0.48, includes $0.04 tax benefit, vs. $0.32 last year ~

~ Increases Full Year Guidance ~

~ Board Approves 60% Increase in the Company’s Regular Quarterly Dividend ~

Paramus, NJ – August 27, 2013 -- Movado Group, Inc. (NYSE: MOV) today announced second quarter and six month results for the period ended July 31, 2013.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We continued our positive momentum from the beginning of the year reporting a 17% increase in sales and a 59% rise in operating income in the second quarter.  Our topline strength was fueled by strong innovation across our Movado and licensed brands and included the continued successful introduction of our Scuderia Ferrari watch brand and our newly repositioned Coach watch brand into the fashion watch category.  As expected, the quarter also benefited from the later timing of Baselworld, the international watch and jewelry fair held annually in Basel, Switzerland.  This, combined with the disciplined execution of our growth strategies, enabled us to leverage our infrastructure and produced operating income growth more than triple the rate of our sales increase.”

During the second quarter of fiscal 2014, the Company recorded a $1.0 million tax benefit, or $0.04 per diluted share, primarily related to favorable changes in connection with domestic and foreign tax audits.

Second Quarter Fiscal 2014

•	Net sales increased 17.2% to $138.3 million compared to $118.0 million in the second quarter of fiscal 2013 driven by growth in every brand category.
•
Gross profit was $74.8 million, or 54.1% of sales, compared to $65.8 million, or 55.7% of sales, in the second quarter last year. The decrease in gross margin percentage was primarily the result of a shift in channel and product mix, partially offset by the leverage gained on certain fixed costs and the favorable impact of changes in foreign currency exchange rates.

•
Operating expenses increased $2.8 million, or 5.0%, to $57.8 million compared to $55.0 million in the second quarter last year.  This increase was primarily the result of higher marketing expense and other operating expenses, partially offset by lower compensation expense primarily related to the accrual for performance-based compensation.

•	Operating income increased to $17.0 million, or 12.3% of net sales compared to operating income of $10.7 million, or 9.1% of net sales in the second quarter of fiscal 2013.
•
The Company recorded a tax provision of $4.3 million, which equates to an effective tax rate of 25.3% compared to an effective tax rate of 23.6% in the second quarter of fiscal 2013. As mentioned above, the Company recorded a $1.0 million tax benefit, or $0.04 per diluted share, related to certain items which equates to an adjusted effective tax rate of 31.2% for the second quarter of fiscal 2014. The effective tax rate for second quarter fiscal 2013 was impacted by the application of guidelines related to accounting for income taxes in interim periods as well as accounting for valuation allowances.

•
Net income was $12.5 million, or $0.48 per diluted share compared to $8.1 million, or $0.32 per diluted share, in the second quarter of fiscal 2013. Excluding the $1.0 million tax benefit, or $0.04 per diluted share, discussed above, adjusted net income was $11.5 million, or $0.44 per diluted share.

•	EBITDA increased to $20.1 million compared to EBITDA of $13.4 million in the second quarter of fiscal 2013. (See attached table for GAAP and Non-GAAP measures.)

First Half Fiscal 2014
•	Net sales increased 12.0% to $248.3 million compared to $221.7 million in the first six months of fiscal 2013 driven by growth in every brand category.
•
Gross profit was $134.7 million, or 54.3% of sales, compared to $124.8 million, or 56.3% of sales in the same period last year.  The decrease in gross margin percentage was primarily the result of a shift in channel and product mix, partially offset by the favorable impact of changes in foreign currency exchange rates and the leverage gained on certain fixed costs.

•
Operating expenses increased $2.2 million, or 2.0%, to $107.7 million versus $105.5 million in the same period last year.  This increase was primarily the result of higher marketing expenses and other operating expenses, partially offset by lower compensation expense primarily related to the accrual for performance-based compensation.

•	Operating income increased to $27.0 million, or 10.9% of net sales compared to operating income of $19.2 million, or 8.7% of net sales in the first six months of fiscal 2013.
•
The Company recorded a tax provision in the first six months of fiscal 2014 of $7.6 million, which equates to an effective tax rate of 26.7% compared to an effective tax rate of 21.7% for the first six months of fiscal 2013.  As mentioned above, the Company recorded a $1.0 million tax benefit, or $0.04 per diluted share, related to certain items which equates to an adjusted effective tax rate of 30.2% for the first six months of fiscal 2014. The effective tax rate for the first six months of fiscal 2013 was impacted by the application of guidelines related to accounting for income taxes in interim periods as well as accounting for valuation allowances.

•
Net income was $20.7 million, or $0.80 per diluted share compared to $14.7 million, or $0.58 per diluted share, in the first six months of fiscal 2013. Excluding the $1.0 million tax benefit, or $0.04 per diluted share, discussed above, and the $1.5 million pre-tax gain, or $0.04 per diluted share, related to the sale of a building in Switzerland in the first quarter of fiscal 2014, adjusted net income was $18.6 million, or $0.72 per diluted share.

•	EBITDA was $32.8 million compared to EBITDA of $24.9 million in the same period of fiscal 2013. (See attached table for GAAP and Non-GAAP measures.)

Rick Coté, President and Chief Operating Officer, stated, “We are pleased to deliver another strong quarter that included operating margin expansion of 320 basis points to 12.3% from 9.1% in the second quarter last year.  Given our strong results in the first half of fiscal 2014, we are poised to exceed our previously issued guidance and we now expect to earn $1.90 per diluted share for fiscal 2014 up from $1.80 per diluted share previously. Looking at our balance sheet, we ended the quarter with over $150 million in cash and no debt and our inventory levels increased 5.6% while sales grew over 17%. In addition, we are pleased to announce that our Board approved a 60% increase in our quarterly cash dividend.  We believe this is a strong reflection of the Board’s confidence in our long-term strategy and is consistent with our focus on returning value to shareholders.”

Fiscal 2014 Guidance
The Company is increasing its guidance for fiscal 2014, which is on a comparable basis to non-GAAP fiscal 2013 results adjusted for the unusual items noted above and reflecting a 28% tax rate. In fiscal 2014, the Company anticipates that net sales will increase approximately 13% to a range of $575 million to $580 million, gross margin will be approximately 54%, operating income will increase over 20% to $70 million and EBITDA will be approximately $81.5 million. The Company anticipates net income in fiscal 2014 to increase to approximately $49 million or $1.90 per diluted share, reflecting a 28% anticipated effective tax rate. The Company's guidance also assumes no unusual charges for fiscal 2014 and excludes the gain on the sale of the Swiss building in the first quarter, and the net tax benefit for certain one-time items.

This compares to the Company’s previous guidance for fiscal 2014 that projected net sales to increase approximately 12% to a range of $570 million to $575 million, gross margin to be approximately 54%, operating income to increase approximately 20% to $68 million and EBITDA to be approximately $80 million. The Company previously anticipated net income in fiscal 2014 to increase to approximately $48 million or $1.80 per diluted share, reflecting a 28% anticipated effective tax rate.

Quarterly Dividend Increase
The Company also announced that on August 27, 2013 the Board of Directors approved a 60% increase in the Company’s quarterly cash dividend to $0.08 for each share of the Company’s outstanding common stock and class A common stock. This dividend will be paid on September 20, 2013 to all shareholders of record as of the close of business on September 6, 2013.

Conference Call
The Company’s management will host a conference call and audio webcast to discuss its results today, August 27th at 9:00 a.m. Eastern Time.  The conference call may be accessed by dialing 1-888-245-0918.  Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call.  Additionally, a telephonic re-play of the call will be available at 12:00 p.m. ET on August 27, 2013 until 11:59 p.m. ET on September 3, 2013 and can be accessed by dialing 1-877-870-5176 and entering replay pin number 6302827.

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE®, LACOSTE® and SCUDERIA FERRARI® watches worldwide, and operates Movado company stores in the United States.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”).  Specifically, the Company is presenting EBITDA, which is calculated as the sum of the Company’s operating income under GAAP plus the amount of the Company’s depreciation and amortization.  The Company believes that EBITDA is useful as a performance measure since it gives investors a measure of the Company's ability to generate cash to service its debt and other cash expenditures. The Company believes this information is useful to investors to facilitate comparisons of operating results.  This non-GAAP financial measure is designed to complement the GAAP financial information presented in this release.  The non-GAAP financial measure presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure, and the methods of its calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as  “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union and defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the continuation of licensing arrangements with third parties, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, potential effects of economic and currency instability in Europe and countries using the Euro as their functional currency, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its guidance in the future.

(Tables to follow)

MOVADO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,

	2013	2012	2013	2012

Net sales	$138,301	$118,027	$248,311	$221,682

Cost of sales	63,483	52,269	113,574	96,899

Gross profit	74,818	65,758	134,737	124,783

Selling, general and administrative	57,778	55,009	107,692	105,546

Operating income	17,040	10,749	27,045	19,237

Other income	-	-	1,526	-
Interest expense	(115)	(73)	(180)	(218)
Interest income	16	2	39	18

Income before income taxes	16,941	10,678	28,430	19,037

Provision for income taxes	4,287	2,524	7,597	4,122

Net income	12,654	8,154	20,833	14,915

Less: Net income attributed to noncontrolling interests	200	96	169	224

Net income attributed to Movado Group, Inc.	$12,454	$8,058	$20,664	$14,691

Per Share Information:
Net income attributed to Movado Group, Inc.	$0.48	$0.32	$0.80	$0.58
Weighted diluted average shares outstanding	25,846	25,506	25,859	25,450

MOVADO GROUP, INC.
GAAP and Non-GAAP Measures
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,

	2013	2012	2013	2012

Operating income (GAAP)	$17,040	$10,749	$27,045	$19,237
Depreciation and amortization	3,013	2,641	5,769	5,692
EBITDA (non-GAAP)	$20,053	$13,390	$32,814	$24,929

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 31,	January 31,	July 31,
	2013	2013	2012
ASSETS

Cash and cash equivalents	$151,516	$167,889	$156,338
Trade receivables	77,346	64,300	59,714
Inventories	179,939	164,354	170,414
Other current assets	38,426	37,556	22,634
Total current assets	447,227	434,099	409,100

Property, plant and equipment, net	47,296	44,501	32,333
Deferred income taxes	21,667	22,749	14,529
Other non-current assets	27,451	25,013	23,512
Total assets	$543,641	$526,362	$479,474

LIABILITIES AND EQUITY

Accounts payable	$31,169	$22,075	$24,364
Accrued liabilities	40,902	51,136	41,302
Deferred and current income taxes payable	5,150	275	3,438
Total current liabilities	77,221	73,486	69,104

Deferred and non-current income taxes payable	3,880	5,637	7,438
Other non-current liabilities	24,542	21,547	19,447
Noncontrolling interests	2,149	2,002	2,614
Shareholders' equity	435,849	423,690	380,871
Total liabilities and equity	$543,641	$526,362	$479,474

MOVADO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	July 31,

	2013	2012
Cash flows from operating activities:
Net income	$20,833	$14,915
Depreciation and amortization	5,769	5,692
Other non-cash adjustments	(362)	2,722
Changes in working capital	(25,889)	(24,945)
Changes in non-current assets and liabilities	(546)	(477)
Net cash (used in) operating activities	(195)	(2,093)

Cash flows from investing activities:
Capital expenditures	(10,206)	(2,446)
Proceeds from sale of an asset held for sale	2,196	-
Trademarks	(164)	(110)
Net cash (used in) investing activities	(8,174)	(2,556)

Cash flows from financing activities:
Dividends paid	(2,549)	(15,083)
Stock repurchase	(3,310)	-
Other financing	(143)	424
Net cash (used in) financing activities	(6,002)	(14,659)

Effect of exchange rate changes on cash and cash equivalents	(2,002)	(6,555)
Net change in cash and cash equivalents	(16,373)	(25,863)
Cash and cash equivalents at beginning of period	167,889	182,201

Cash and cash equivalents at end of period	$151,516	$156,338